Exhibit 99.1

Gulf Resources, Inc. David Wang, VP of Finance E-mail: gfre.2008@vip.163.com	CCG Investor Relations Ms. Linda Salo, Sr. Financial Writer Phone: +1-646-922-0894 E-mail: linda.salo@ccgir.com

Helen Xu E-mail: beishengrong@vip.163.com Website: http://www.gulfresourcesinc.cn/	Mr. Crocker Coulson, President Phone: +1-646-213-1915 E-mail: crocker.coulson@ccgir.com Website: http://www.ccgirasia.com/

Gulf Resources Reports First Quarter 2010 Results

New York & Shandong Province, May 11, 2010 - Gulf Resources, Inc. (NASDAQ: GFRE) (“Gulf Resources” or the “Company”), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced its financial results for the first quarter ended March 31, 2010.

First Quarter 2010 Highlights

•	Revenue was $29.7 million, a year-over-year increase of 25.6%
•	Gross profit was $13.5 million, a year-over-year increase of 33.3%
•	Gross margin increased to 45.3% from 42.7% for the first quarter of 2009
•	Income from operations was $11.1 million, a year-over-year increase of 24.7%
•	Operating margin was 37.2% compared to 37.5% for the first quarter of 2009
•	Net income was $8.0 million, or $0.23 per basic and diluted share, an increase of 22.3% from $6.5 million, or $0.23 per basic and diluted share a year ago
•	Cash totaled $55.6 million as of March 31, 2010

First Quarter 2010 Results

“Our strong performance for the first quarter was mainly due to the positive pricing environment for bromine. For the first quarter 2010, our average selling price for bromine was $2,470 per metric ton, an increase of 39.1% from the corresponding quarter last year. Bromine prices have since continued to increase, mainly due to the asymmetry between growing demand for and limited supply of the raw material in China. However, due to the extremely cold weather in Shandong this winter, production volumes were slightly lower than anticipated due to increased downtime of production equipment. This affected the bromine industry as a whole in Shandong,” said Xiaobin Liu, the Chief Executive Officer of Gulf Resources. “Our new pesticide intermediate chemicals and the strong demand for our environmentally friendly oil and gas exploration chemicals boosted growth of our chemical products segment. Throughout the first quarter, we have continued taking measures to raise the profile of our chemical products segment through the introduction of new, more value-added products. The construction of a new chemical production line focusing on intermediates for wastewater treatment chemicals is progressing according to plan with expected production start in July 2010.”

Gulf Resources’ revenue was $29.7 million for the first quarter of 2010, an increase of 25.6% from $23.6 million for the first quarter of 2009. The increase in net revenue was primarily attributable to growth in the Company’s bromine and crude salt segment as a result of the increased sales price of bromine and crude salt. Revenue from the bromine and crude salt product segment was $19.9 million, or 67.0% of total revenue for the first quarter of 2010, an increase of 28.1% from $15.5 million last year.

Revenue from the chemical products segment was $9.8 million, or 33.0% of total revenue, for the first quarter of 2010, an increase of 20.9% from $8.1 million in the corresponding period last year. The increase in revenue from the Company’s chemical product segment was mainly due to increased demand for the Company’s environmentally friendly additive products, solid lubricant and polyether lubricant, for use in oil and gas field exploration and the Company’s improved pesticide intermediate products.

Gross profit for the first quarter of 2010 totaled $13.5 million, compared to $10.1 million for the first quarter of 2009 and gross profit margin for the three months ended March 31, 2010 was 45.3%, compared to 42.7% for the corresponding three-month period last year. The improved gross profit margin was due to an increase in net revenue, which enabled the Company to leverage its fixed costs, as well as a lower inflation of raw material prices compared with the selling prices of the Company’s products.

Selling, general and administrative expenses for the first quarter of 2010 were $2.3 million, compared with $1.1 million for the first quarter of 2009. The increase was mainly due to non-cash stock compensation expenses relating to incentive stock options granted to key managers who have contributed to the Company’s success. Research and development expenses were $0.1 million, unchanged from the first quarter of 2009.

As a result, income from operations for the first quarter of 2010 was $11.1 million, an increase of 24.7% compared with $8.9 million for the corresponding quarter of 2009. Operating margin was 37.2% for the first quarter of 2010, compared with 37.5% for the first quarter of 2009.

For first quarter of 2010, the Company incurred other income of $75,585 compared with other expense of $4,980 for the corresponding quarter last year.

Income taxes were $3.1 million for the first quarter of 2010, an increase of 34.7% from $2.3 million for the first quarter of 2009. The Company’s effective income rate was 28.2% compared to 26.3% in the year ago period.  The Company’s effective income tax rate increased due to the recognition of non-cash stock compensation expenses, which are not allowed to be deducted for income tax purposes.

Net income was $8.0 million for the first quarter of 2010, an increase of 22.3% from $6.5 million for the first quarter of 2009. Basic and diluted earnings per share in first quarter of 2010 were $0.23 compared to $0.23 per basic and diluted share in the first quarter of 2009.

Weighted average number of diluted shares for the three months ended March 31, 2010 was 34,762,991 compared with 28,763,044 for the three months ended March 31, 2009.

Financial Condition

As of March 31, 2010, Gulf Resources had cash of $55.6 million, current liabilities of $11.9 million, and shareholders’ equity $143.6 million. At quarter end, the Company had working capital of $58.9 million and a current ratio of 6.0. For the three months ended March 31, 2010, the Company generated $12.3 million in cash flow from operations, primarily attributable to net income, and used $4.4 million in investing activities, mainly due to the construction of a new chemical additives production line for waste water treatment chemicals.  In the second quarter, the Company’s plans to invest an additional $2.9 million for the construction of this line. The Company plans to introduce additives for wastewater treatment chemicals that utilize bromine in their formulation in July 2010.

Recent Developments

In April 2010, the Company announced that it passed the Class 1 supplier audits of China Petroleum & Chemical Corporation ("Sinopec") and PetroChina Company Ltd. ("PetroChina") for the fifth and seventh consecutive year, respectively.

In April 2010, the Company also announced that the construction of a production line for wastewater treatment chemical additives at its SYCI location is proceeding according to plan. The Company expects to complete the process and start production in July 2010 and expects that it will contribute approximately $9 to $10 million in revenues in the first year of operation with an estimated gross profit margin over 40% going forward.

Business Outlook

Gulf Resources expects the expansion of traditional end user markets, such as pesticide, papermaking, pharmaceutical and flame retardant production to continue supporting bromine prices in the near and intermediate term. The Company expects bromine demand in China to follow general domestic economic conditions.

Since the end of the first quarter, improved weather conditions have allowed bromine production to return to normal in the Shandong province, and the Company has resumed operating at its usual rate of 75-80% of full utilization.

 “The current pricing environment is extremely supportive of bromine producers. As it takes approximately three months for our contract prices to fully absorb changes in market prices, we expect to see continued strong performance from our bromine and crude salt segment for the upcoming quarters. Moreover, the increased production due to milder weather has allowed us to fill orders that were pushed back in first quarter,” said Mr. Liu. “Expanding our production capacity remains an integral part of our growth strategy, and we expect to close an additional two bromine production asset acquisitions in 2010. Our acquisition strategy is supported by our strong cash balance.”

In addition to increasing bromine production capacity, the Company also plans to move downstream in the bromine market by integrating its business segments. The introduction of additives for wastewater treatment chemicals that utilize bromine in their formulation is the first step to commercialize chemical products that utilize the Company’s bromine resources as raw material.

The Company reiterates guidance of revenue between $146 million and $150 million and net income between $44 million and $46 million for fiscal year 2010.

Conference Call

Gulf Resources’ management will host a conference call Tuesday, May 11, 2010 at 7:00 AM Eastern Time to discuss its financial results for the first quarter 2010 ended March 31, 2010.

Hosting the call will be Mr. Xiaobin Liu, CEO of Gulf Resources and Mr. David Wang, VP Finance of Gulf Resources.

To participate in this live conference call, please dial +1 (877) 440-3774 five to ten minutes prior to the scheduled conference call time. International callers should call +1 (706) 902-4014. The conference participant pass code is 74144212.

A replay of the conference call will be available for 14 days starting from 9:00 AM EST on Tuesday, May 11, 2010. To access the replay, call +1 (800) 642-1687. International callers should call +1 (706) 645-9291. The pass code is 74144212.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.gulfresourcesinc.cn/events.html. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a 90-day replay will be available shortly after the call by accessing the same link.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited (“SCHC”) and Shouguang Yuxin Chemical Industry Co., Limited (“SYCI”). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information, visit www.gulfresourcesinc.cn.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

- Financial tables to follow-

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Expressed in U.S. dollars)

	March 31,	December 31,
Current Assets	2010 (Unaudited)	2009 (Audited)
Cash	$55,571,241	$45,536,735
Accounts receivable	14,194,076	14,960,002
Inventories	597,009	650,332
Prepayment and deposit	229,267	233,330
Prepaid land lease	51,356	46,133
Deferred tax asset	87,283	85,672
Other receivable	2,289	2,195,208
Total Current Assets	70,732,520	63,707,412
Property, plant and equipment, net	83,985,334	81,993,894
Prepaid land lease, net of current portion	718,487	721,862
Total Assets	$155,436,341	$146,423,168

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	$6,057,340	$ 5,823,745
Retention payable	660,150	660,150
Due to related parties	1,190	1,190
Taxes payable	5,155,325	5,555,113
Total Current Liabilities	11,874,005	12,040,198
Total Liabilities	11,874,005	12,040,198

Stockholders’ Equity
PREFERRED STOCK ; $0.001 par value; 1,000,000 shares authorized none outstanding	$-	$-
COMMON STOCK; $0.0005 par value; 100,000,000 shares authorized; 34,569,447 and 34,541,066 shares issued and outstanding as of March 31, 2010 and December 31, 2009, respectively	17,285	17,271
Additional paid in capital	65,924,978	64,718,026
Retained earnings unappropriated	67,800,425	59,808,289
Retained earnings appropriated	5,679,769	5,679,769
Cumulative translation adjustment	4,139,879	4,159,615
Total Stockholders’ Equity	143,562,336	134,382,970
Total Liabilities and Stockholders’ Equity	$155,436,341	$146,423,168

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in U.S. dollars)
(UNAUDITED)

	Three Months Ended March 31,
	2010	2009

NET REVENUE
Net sales	$29,693,418	$23,633,538

OPERATING EXPENSES
Cost of net revenue	(16,235,499)	(13,540,940)
General and administrative expenses	(2,277,492)	(1,099,380)
Research and development cost	(125,202)	(124,969)
	(18,638,193)	(14,765,289)

INCOME FROM OPERATIONS	11,055,226	8,868,249

OTHER INCOME (EXPENSES)
Interest expense	(174)	(27,009)
Interest income	53,761	22,029
Sundry income	21,998	-

INCOME BEFORE INCOME TAXES	11,130,810	8,863,269

INCOME TAXES - current	(3,138,674)	(2,330,155)

NET INCOME	$7,992,136	$6,533,114

EARNINGS PER SHARE
BASIC	$0.23	$0.23
DILUTED	$0.23	$0.23

WEIGHTED AVERAGE NUMBER OF SHARES

BASIC	34,561,233	28,763,044
DILUTED	34,762,991	28,763,044

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Expressed in U.S. dollars)
(UNAUDITED)
	Three Months Ended March 31,
	2010	2009
NET INCOME	$7,992,136	$6,533,114

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	19,734	(49,438)

COMPREHENSIVE INCOME	$8,011,870	$6,483,676

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in U.S. dollars)
(UNAUDITED)
	Three Months Ended March 31,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$7,992,136	$6,533,114
Adjustments to reconcile net income
Amortization of warrants	-	238,027
Amortization of prepaid expenses	22,057	3,957
Depreciation and amortization	2,377,621	1,469,822
Stock-based compensation expense	1,188,966	-
Deferred tax asset	(1,609)	-
Bad debt provision	-	64,117
Changes in assets and liabilities
Accounts receivable	772,311	(1,059,675)
Inventories	53,304	(82,293)
Prepayment and deposit	4,129	105,421
Other receivable	-	-
Accounts payable and accrued expenses	251,535	2,238,313
Taxes payable	(312,408)	(382,458)
Net cash provided by operating activities	12,348,042	9,128,345

CASH FLOWS USED IN INVESTING ACTIVITIES
Additions of prepaid land lease	(23,912)	-
Purchase of Property, plant and equipment	(4,399,500)	(10,019,262)
Net cash used in investing activities	(4,423,412)	(10,019,262)

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES
Proceeds from exercising stock options	18,000	-
Proceeds from private placement	2,192,919	-
Net cash provided by financing activities	2,210,919	-

EFFECTS OF EXCHANGE RATE CHANGE ON CASH & CASH EQUIVALENTS	(101,043)	(36,709)
NET INCREASE IN CASH & CASH EQUIVALENT	10,034,506	(927,626)
CASH & CASH EQUIVALENT - BEGINNING OF PERIOD	45,536,735	30,878,044
CASH & CASH EQUIVALENT - END OF PERIOD	$55,571,241	$29,950,418

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